Exhibit 5.1


July 26, 1999

Brown Shoe Company, Inc.
8300 Maryland Avenue
St. Louis, Missouri 63105

Ladies and Gentlemen:

          I am Vice President, General Counsel and Corporate Secretary of Brown Shoe Company, Inc. (the "Company") and, in such capacity, am familiar with the Registration Statement on Form S-8 to which this opinion is filed as an exhibit (the "Registration Statement") which registers under the Securities Act of 1933, as amended (the "Securities Act"), 900,000 shares of the Company's Common Stock, $3.75 par value per share (the "Shares") including 900,000 Common Stock Purchase Rights, which may be purchased pursuant to the Company's Incentive and Stock Compensation Plan of 1999 (the "1999 Plan").

           In rendering this opinion, I have examined such corporate records and other documents and made such legal investigation as I have deemed appropriate.

           Based on the foregoing, I am of the opinion that, when issued in accordance with the provisions of the 1999 Plan, the Shares (including the Common Stock Purchase Rights) will be legally issued, fully paid, and non-assessable.

           I  hereby consent to the filing of this opinion as  exhibit
5.1 to the Registration Statement and with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving this consent, I do not admit that I am in the category of person whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

                              Very truly yours,


                              /s/ Robert D. Pickle
                              Vice President - General Counsel
                              Corporate Secretary